November 2017

Pricing Sheet dated November 30, 2017 relating to

Preliminary Terms No. 9 dated November 17, 2017

Registration Statement Nos. 333-221595; 333-221595-01

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due December 4, 2019

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – NOVEMBER 30, 2017
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Issue price:		$10 per security (see “Commissions and issue price” below)
Stated principal amount:		$10 per security
Pricing date:		November 30, 2017
Original issue date:		December 5, 2017 (3 business days after the pricing date)
Maturity date:		December 4, 2019
Aggregate principal amount:		$5,749,300
Interest:		None
Underlying index:		EURO STOXX 50® Index
Payment at maturity:

•    If the final index value is greater than or equal to the initial index value:

$10 + the greater of (i) $10 × the index percent change and (ii) the upside payment

•    If the final index value is less than the initial index value but greater than or equal to the downside threshold level, meaning the value of the underlying index has declined by no more than 10% from its initial value:

$10

•    If the final index value is less than the downside threshold level, meaning the value of the underlying index has declined by more than 10% from its initial value:

$10 × index performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $10, and will represent a loss of more than 10%, and possibly all, of your investment.

Upside payment:		$2.61 per security (26.10% of the stated principal amount)
Index percent change:		(final index value – initial index value) / initial index value
Downside threshold level:		3,212.937, which is 90% of the initial index value
Index performance factor:		final index value / initial index value
Initial index value:		3,569.93, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		November 29, 2019, subject to postponement for non-index business days and certain market disruption events
CUSIP:		61768K372
ISIN:		US61768K3721
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.719 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$5,749,300	$143,732.50	$5,605,567.50

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing this offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No. 9 dated November 17, 2017

Product Supplement for Jump Securities dated November 16, 2017    Index Supplement dated November 16, 2017   Prospectus dated November 16, 2017

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.